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                                                                      EXHIBIT 12

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                 ($ in millions)

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
                                                       Twelve Months                                 Twelve Months
                                                      Ended March 31,                              Ended December 31,
                                                 -----------------------       -----------------------------------------------------
                                                        2003       2002              2002       2001      2000      1999       1998
------------------------------------------------------------------------       -----------------------------------------------------
CONSOLIDATED INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:                        809.4      487.9             727.6      491.2     465.6     556.1      461.1

ADJUSTMENTS:
    Interest during construction                        (3.1)      (2.3)             (3.0)      (2.2)     (2.2)     (2.8)      (2.1)
    Distributed (Undistributed) equity income              -       (0.6)             (2.5)        2.2     (5.5)     (5.8)      (0.4)
    Fixed charges *                                    123.9      167.1             149.5      183.4     194.7     183.8      163.3
------------------------------------------------------------------------       -----------------------------------------------------
Earnings available                                     930.2      652.1             871.6      674.6     652.6     731.3      621.9

*FIXED CHARGES:
    Interest on long-term and short-term debt          115.1      158.5             121.7      175.5     174.0     167.8      146.8
    Portion of rentals representing interest             8.8        8.6              27.8        7.9      20.7      16.0       16.5
------------------------------------------------------------------------       -----------------------------------------------------
Total Fixed Charges                                    123.9      167.1             149.5      183.4     194.7     183.8      163.3

RATIO OF EARNINGS TO FIXED CHARGES                      7.51       3.90              5.83       3.68      3.35      3.98       3.81
========================================================================       =====================================================
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Prior periods have been restated to reflect discontinued operations.